SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 18, 2010

REBORNNE (USA) INC.
 (Exact name of registrant as specified in its charter)

Florida	001-32690	90-0515106
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Level 23, 120 Albert Street
Auckland City, Auckland, New Zealand 1010
 (Address of Principal Executive Offices) (Zip Code)

(+0064) 9-909-8886
 (Issuer Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 14, 2010, Rebornne, (USA) Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with Dairy Global, the sole officer and director of the Company (the “Purchaser”), pursuant to which the Company issued 26,000,000 shares of common stock of the Company, to the Purchaser in consideration of $0.02 per share or an aggregate purchase price of $520,000 (the “Transaction”). The Transaction was closed on October 18, 2010 and the full payment was received by the Company.

The preceding summary of the Purchase Agreement between the Company and the Purchaser is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

On October 18, 2010, the Company issued a total of 26,000,000 shares of common stock to the Purchaser for cash payment of $520,000 in total pursuant to the Purchase Agreement in reliance upon the exemption provided by Regulation S of the Securities Act.

The Company issued these common shares in reliance on the safe harbor provided by Regulation S promulgated under the Securities Act of 1933, as amended.  The investor who received the securities represented and warranted that they are not “U.S. Persons” as defined in Regulation S. In the alternative, the issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. We made this determination based on the representations of the  Shareholder which included, in pertinent part, that such shareholder was either (a) an “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

	10.1	Share Purchase Agreement, dated October 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Rebornne (USA), Inc.

Date: October 20, 2010	By:	/s/ Dairy Global
Dairy Global
President, Chief Executive Officer and Chairman